As filed with the Securities and Exchange Commission on September 17, 2009

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Domino’s Pizza, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-2511577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

30 Frank Lloyd Wright Drive, Ann Arbor, Michigan	48106
(Address of Principal Executive Offices)	(Zip code)

Domino’s Pizza 2004 Equity Incentive Plan

(Full Titles of the Plan)

David A. Brandon

Chairman and Chief Executive Officer

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Name and Address of Agent for Service)

(734) 930-3030

(Telephone Number, including Area Code of Agent for Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Craig E. Marcus, Esq.	Kenneth B. Rollin Esq.
Ropes & Gray LLP	Domino’s Pizza, Inc.
One International Place	Executive Vice President & General Counsel
Boston, Massachusetts 02110	30 Frank Lloyd Wright Drive
Telephone: (617) 951-7000	Ann Arbor, Michigan 48106
Telecopy: (617) 951-7050	Telephone: (734) 930-3030
Telecopy: (734) 327-8877

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $.01 per share	10,000,000 shares	$8.04	$88,933,328.08	$4,962.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	The offering price for shares subject to options on the date hereof is the actual exercise price of such options. Of the 10,000,000 shares to be registered hereunder, 78,000 are subject to options at an exercise price of $8.33 per share and 592,600 are subject to options at an exercise price of $7.97 per share and 1,500 are subject to options at an exercise price of $13.41 per share and 44,400 are subject to options at an exercise price of $13.16 per share and 326,250 are subject to options at an exercise price of $12.51 per share and 166,875 are subject to options at an exercise price of $11.23 per share and 80,625 are subject to options at an exercise price of $10.65 per share and 3,027,829 are subject to options at an exercise price of $10.06 per share and 7,250 are restricted performance units with a grant price of $7.97 per share. The offering price for the remaining 5,674,671 shares not subject to options on the date hereof of $8.04 per share has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 on the basis of the average high and low prices of Domino’s Pizza, Inc. Common Stock, par value $.01 per share, reported on the New York Stock Exchange on September 11, 2009.
(3)	The maximum aggregate offering price consists of $649,740 payable in respect of 78,000 shares subject to options at an exercise price of $8.33 per share, $4,723,022 payable in respect of 592,600 shares subject to options at an exercise price of $7.97 per share, $20,115 payable in respect of 1,500 shares subject to options at an exercise price of $13.41 per share, $584,304 payable in respect of 44,400 shares subject to options at an exercise price of $13.16 per share, $4,081,387.50 payable in respect of 326,250 shares subject to options at an exercise price of $12.51 per share, $1,874,006.25 payable in respect of 166,875 shares subject to options at an exercise price of $11.23 per share, $858,656.25 payable in respect of 80,625 shares subject to options at an exercise price of $10.65 per share, $30,459,959.74 payable in respect of 3,027,829 shares subject to options at an exercise price of $10.06 per share, plus $45,624,354.84 payable in respect of 5,674,671 shares not subject to options on the date hereof, plus $57,782.50 payable in respect of 7,250 restricted performance units not subject to options on the date hereof.

EXPLANATORY NOTE

This Registration Statement has been filed pursuant to General Instruction E on Form S-8 to register 10,000,000 additional shares of common stock to be offered pursuant to the Domino’s Pizza 2004 Equity Incentive Plan, as amended (the “Plan”), of Domino’s Pizza, Inc. (the “Company”). A registration statement on Form S-8 (No. 333-121923), filed with the Securities & Exchange Commission on January 10, 2005 to register 5,600,000 shares of common stock offered pursuant to the Plan is currently effective and is hereby incorporated herein by reference.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Ann Arbor, State of Michigan, on the 17th day of September, 2009.

DOMINO’S PIZZA, INC.

By:	/s/ Wendy A. Beck
Name:	Wendy A. Beck
Title:	Executive Vice President

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David A. Brandon and Wendy A. Beck, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission as that attorney-in-fact may deem necessary or appropriate.

*        *        *        *        *

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Brandon	Chairman of the Board, Chief Executive Officer	September 17, 2009
David A. Brandon	(Principal Executive Officer) and Director

/s/ Wendy A. Beck	Executive Vice President, Chief Financial Officer	September 17, 2009
Wendy A. Beck	(Principal Financial and Accounting Officer)

/s/ Andrew B. Balson	Director	September 17, 2009
Andrew B. Balson

/s/ Diana F. Cantor	Director	September 17, 2009
Diana F. Cantor

/s/ Vernon “Bud” O. Hamilton	Director	September 17, 2009
Vernon “Bud” O. Hamilton

/s/ Mark E. Nunnelly	Director	September 17, 2009
Mark E. Nunnelly

/s/ Robert M. Rosenberg	Director	September 17, 2009
Robert M. Rosenberg

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

24	Powers of Attorney (contained under Signatures and Power of Attorney).